Exhibit 99.1

NEWMONT AGREES TO SELL ROYALTY AND OTHER NON-CORE ASSETS VALUED AT APPROXIMATELY $1.3 BILLION TO FRANCO-NEVADA

—Expects to record pre-tax gain of approximately $0.95 billion in fourth quarter

DENVER, Colorado, November 30, 2007 – Newmont Mining Corporation (NYSE: NEM) confirmed today that it has agreed to sell its royalty assets and certain other non-core investments to Franco-Nevada Corporation (“Franco-Nevada”) in a transaction valued at approximately $1.3 billion (assuming a 20 day average US dollar/Canadian dollar exchange rate of 1.034). The agreement marks the culmination of the process announced earlier this year by Newmont to monetize components of its royalty and equity portfolio to fund the development of its core gold business. Newmont expects to record a pre-tax gain from discontinued operations of approximately $0.95 billion in the fourth quarter in connection with the completion of the sale.

In connection with this transaction, Pierre Lassonde has resigned from Newmont’s board of directors and will serve as Non-Executive Chairman of Franco-Nevada’s board of directors.

Richard O’Brien, Newmont’s President and CEO, said, “As we previously disclosed, we embarked upon a dual-track process to maximize the value of these assets for the benefit of our shareholders, and we are extremely pleased with the outcome. We remain focused on our core gold operations and intend to reinvest the proceeds to increase gold price leverage for our shareholders. I would like to take the opportunity to extend my personal gratitude and our sincere appreciation to Pierre Lassonde for his vision, counsel and tireless support of Newmont.”

Investor Contact:

John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact:

Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains forward-looking statements, including “forward-looking statements” within the meaning of applicable Canadian and United States securities laws. Such forward-looking statements include, without limitation, statements regarding the timing, terms and conditions and anticipated consequences of the possible transaction. Where statements by Newmont express or imply an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Newmont expressly disclaims any obligation to release publicly revisions to any forward-looking statement to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

NEWMONT – Agrees to sell Royalty and Other Non-Core Assets Valued at Approx. $1.3 Billion to Franco-Nevada (November 30, 2007)	Page 1 of 1